File No. 333-_______

As filed with the Securities and Exchange Commission on October 28, 2011

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

THE MARCUS CORPORATION
(Exact name of Registrant as specified in its charter)
Wisconsin	39-1139844
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
100 East Wisconsin Avenue, Suite 1900 Milwaukee, Wisconsin	53202-4125
(Address of principal executive offices)	(Zip Code)

THE MARCUS CORPORATION 2004 EQUITY AND INCENTIVE AWARDS PLAN, AS AMENDED AND RESTATED
(Full title of the plan)
Thomas F. Kissinger	Copy to:
Vice President, General Counsel and Secretary	Steven R. Barth
The Marcus Corporation	Spencer T. Moats
100 East Wisconsin Avenue, Suite 900	Foley & Lardner LLP
Milwaukee, Wisconsin 53202-4125	777 East Wisconsin Avenue
(414) 905-1000	Milwaukee, Wisconsin 53202
(Name, address and telephone number of agent for service)	(414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):
Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	2,074,318 shares (1)(2)	$11.69 (3)	$24,248,777.42 (3)	$2,778.91

(1)
Amount includes 200,000 shares of The Marcus Corporation common stock subject to equity awards granted under The Marcus Corporation 2004 Equity Incentive Plan, The Marcus Corporation 1995 Equity Incentive Plan and The Marcus Corporation 1994 Nonemployee Director Stock Option Plan as of October 28, 2011 that may, in accordance with the provisions of The Marcus Corporation 2004 Equity and Incentive Awards Plan, as amended and restated, become available for the purpose of granting equity awards under The Marcus Corporation 2004 Equity and Incentive Awards Plan, as amended and restated.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of The Marcus Corporation common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of The Marcus Corporation 2004 Equity and Incentive Awards Plan, as amended and restated.

(3)
Determined in accordance with Rules 457(c) and 457(h), the registration fee calculation is based on the average of the high and low prices of The Marcus Corporation common stock as reported on the New York Stock Exchange on October 24, 2011.

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this Registration Statement will be sent or given to participants in The Marcus Corporation 2004 Equity and Incentive Awards Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by The Marcus Corporation (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)           The Company’s Annual Report on Form 10-K for the fiscal year ended May 26, 2011;

(b)           The Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 25, 2011;

(c)           The Company’s Current Reports on Form 8-K dated October 12, 2011 and October 25, 2011; and

(d)           The description of the Company’s common stock contained in the Company’s Form 8-A dated August 22, 1994, including any amendment or report filed for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Article VIII of the Company’s By-Laws requires that it must, to the fullest extent permitted or required by the Wisconsin Business Corporation Law (“WBCL”), including any amendments to the WBCL (but only to the extent an amendment permits or requires the Company to provide broader indemnification rights than prior to the amendment), indemnify a director or officer of the Company against all liabilities, and pay or reimburse all reasonable expenses, incurred by or on behalf of such director or officer in connection with any proceeding to which such director or officer is a party because he or she is a director or officer.  The Company must also indemnify an employee who is not a director or officer, to the extent that the employee has been successful on the merits or otherwise in defense of a proceeding, for all reasonable expenses incurred in the proceeding if the employee was a party to the proceeding because he or she is or was an employee.  The Company may, but is not required to, supplement the rights to indemnification against liabilities and allowance of expenses under this paragraph by the purchase of insurance on behalf of any one or more of the directors, officers or employees, whether or not it would be required or permitted to indemnify or allow expenses to a director, officer or employee.

The indemnification provided by the WBCL and the Company’s By-Laws is not exclusive of any other rights to which a director or officer may be entitled.  The general effect of the indemnification provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the liabilities and expense.

The Company maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law that may extend to, among other things, liability arising under the Securities Act of 1933.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)  Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on October 28, 2011.

THE MARCUS CORPORATION

By:	/s/ Gregory S. Marcus
Gregory S. Marcus
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 28, 2011.

SIGNATURE	TITLE

/s/ Gregory S. Marcus	President and Chief Executive Officer
Gregory S. Marcus	(Principal Executive Officer) and Director

/s/ Douglas A. Neis	Chief Financial Officer and Treasurer
Douglas A. Neis	(Principal Financial Officer and Accounting Officer)

*	Chairman and Director
Stephen H. Marcus

*	Director
Diane Marcus Gershowitz

*	Director
Daniel F. McKeithan, Jr.

*	Director
Allan H. Selig

*	Director
Timothy E. Hoeksema

*	Director
Bruce J. Olson

*	Director
Philip L. Milstein

*	Director
Bronson J. Haase

*	Director
James D. Ericson

*By:	/s/ Gregory S. Marcus
Gregory S. Marcus
Attorney-in-Fact

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1
The Marcus Corporation 2004 Equity and Incentive Awards Plan.  [Incorporated by reference to Attachment A to the Company’s definitive proxy statement filed with the Securities and Exchange Commission on Schedule 14A on September 2, 2011.]

4.2	The Marcus Corporation 2004 Equity and Incentive Awards Plan Stock Option Award Agreement.

4.3	Restated Articles of Incorporation. [Incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 13, 1997.]

4.4	Bylaws, as amended. [Incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 27, 2008.]

4.5
The Marcus Corporation Note Purchase Agreement dated October 25, 1996.  [Incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 14, 1996.]

4.6	First Supplement to Note Purchase Agreements dated May 15, 1998. [Incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 1998.]

4.7	Second Supplement to Note Purchase Agreements dated May 7, 1999. [Incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended May 27, 1999.]

4.8
Third Supplement to Note Purchase Agreements dated April 1, 2002.  [Incorporated by reference to Exhibit 4.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2002.]

4.9	The Marcus Corporation Note Purchase Agreement dated April 17, 2008. [Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated April 17, 2008.]

4.10
Amended and Restated Credit Agreement dated April 18, 2008 by and among The Marcus Corporation, U.S. Bank National Association, J.P. Morgan Securities Inc., Bank of America, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, N.A, and the other financial institutions party thereto.  [Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated April 17, 2008.]

Other than as set forth in Exhibits 4.5, 4.6, 4.7, 4.8, 4.9 and 4.10, the Company has numerous instruments which define the rights of holders of long-term debt.  These instruments, primarily promissory notes, have arisen from the purchase of operating properties in the ordinary course of business.  These instruments are not being filed with this Form S-8 in reliance upon Item 601(b)(4)(iii) of Regulation S-K.  Copies of these instruments will be furnished to the Securities and Exchange Commission upon request.

Exhibit Number	Description

5	Opinion of Foley & Lardner LLP.

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Powers of Attorney.